Exhibit 10.1 (n)
THERMOGENESIS CORP.
EMPLOYMENT AGREEMENT
for
Christopher M. Gemma
     THERMOGENESIS CORP. (“Employer”) and Christopher M. Gemma (“Employee”), agree as follows:
1. Employment. Employer employs Employee and Employee accepts employment with Employer on the terms and conditions set forth in this Employment Agreement (“Agreement”).
2. Position; Scope of Employment. Employee shall have the position of Vice President of Sales for Employer, and shall have the duties and authority set forth below, and as detailed on the position description attached as Exhibit “A”, which duties and authority may be modified from time to time by Employer. As Vice President of Sales, Employee shall report directly to Employer’s President & Chief Operating Officer.
     2.1. Entire Time and Effort. Employee shall devote Employee’s full working time, attention, abilities, skill, labor and efforts to the performance of his employment. Employee shall not, directly or indirectly, alone or as a member of a partnership or other organizational entity, or as an officer of any corporation (other than any which are owned by or affiliated with Employer) (i) be substantially engaged in or concerned with any other commercial duties or pursuits, (ii) engage in any other business activity that will interfere with the performance of Employee’s duties under this Agreement, except with the prior written consent of Employer, or (iii) join the board of directors of any other corporation; provided, however, that Employee may join the board of directors of no more than two unaffiliated corporations so long as such corporations are not competitive to the current or future operations of Employer and those corporations offer some synergistic prospects or other support for Employer’s goals.
     2.2. Rules and Regulations. Employee agrees to observe and comply with Employer’s rules and regulations as provided by Employer and as may be amended from time to time by Employer and will carry out and perform faithfully such orders, directions and policies of Employer. To the extent any provision of this Agreement is contrary to an Employer rule or regulation, as such may be amended from time to time, the terms of this Agreement shall control.
     2.3. Limitations Upon Authority to Bind Employer. Employee shall not engage in any of the following actions on behalf of Employer without the prior approval of Employer: (i) borrow or obtain credit in any amount or execute any guaranty, except for items purchased from vendors in the ordinary course of Employer’s operations; (ii) expend funds for capital equipment in excess of expenditures expressly budgeted by Employer, if applicable, or in the event not budgeted, not to exceed the amounts set forth in subparagraph (iii); (iii) sell or transfer capital assets exceeding Ten thousand Dollars ($10,000) in market value in any single transaction or exceeding Fifty Thousand Dollars ($50,000) in the aggregate during any one fiscal year; (iv) execute any lease for real or personal property; or (v) exercise any authority or control over the management of any employee welfare or pension benefit plan maintained by Employer or over the disposition of the assets of any such plan.
3. Term. The term of this Agreement shall be for a period of three (3) years which shall commence on September 30, 2004 and end on September 29, 2007 (subject to adjustment to an earlier start date and termination date by mutual agreement); unless terminated earlier as provided below in section 5.
4. Compensation. Employer shall pay to or provide compensation to Employee as set forth in this section 4. All compensation of every description shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.
     4.1. Base Salary. Employer shall pay Employee a base salary of One Hundred and Fifty Thousand Dollars ($150,000) per year commencing on September 30, 2004 (“Base Salary”). Employee’s Base Salary shall be payable in accordance with Employer’s regular pay schedule, but not less frequently than twice per month.
     4.2. Annual Review. On the date of Employer’s annual meeting of stockholders and on each subsequent annual meeting of stockholders during the term of this Agreement, or at such other time as Employer may establish in its discretion, Employer shall review the previous year’s performance of Employee for the purpose of making reasonable increases to Employee’s Base Salary; provided that Employer shall not be required to increase Employee’s Base Salary, but may do so at its discretion.
     4.3. Cash Bonuses. In addition to the Base Salary provided for in sections 4.1 and 4.2, Employee is eligible to receive discretionary bonuses based on Employer performance and Employee’s attainment of objectives periodically established by Employer. Such discretionary bonuses may be paid in cash, subject to Board discretion. Annual bonuses that may be awarded to Employee shall not exceed fifty percent (50%) of Employee’s Base Salary then in effect in any given year.
     4.4. Sales Commission. In addition to Base and Cash Bonus, Employee has the ability to earn five percent (5%) of sales for each dollar sold over and beyond his/her budgeted annual sales revenue. Such commission will be paid to Employee quarterly. No commission will be awarded for any amount below budgeted annual sales revenue. Sales revenue shall be all revenue that driven from sales that VP of Sales has direct responsibility over, such as device, disposable, installation, and maintenance contract revenue.
     4.5. Stock Option Grants. In addition to Base Salary provided for in sections 4.1 and 4.2, Employee is eligible to receive, in addition to any cash bonus provided for in section 4.3, an award of stock options as may be determined from time to time by Employer’s Compensation Committee which consists of disinterested directors who administer Employer’s Amended 1994

Stock Option Plan and Amended 1998 Employee Equity Incentive Plan. At the inception of this Agreement, and subject to Plan requirements, Employee shall be granted an initial option to acquire 60,000 shares of the Company’s common stock, five (5)-year vesting. Incident to the provisions of Section 4.3., Employer’s Compensation Committee will establish an incentive program whereby Employee may earn and be granted additional options.
     4.6. Vacation and Sick Leave. Employee shall be entitled to accrue up to three (3) weeks vacation annually; provided, however, that vacation time may not accrue beyond two weeks of accrued and unused time. Vacation pay shall not accrue beyond two (2) weeks at any given time. Employee shall be entitled to sick leave in accordance with Employer’s sick leave policy, as amended from time to time. At the end of each calendar year, subject to the limit on two weeks accrued and unused vacation, all such unused and accrued vacation time shall be paid in cash.
     4.7. Other Fringe Benefits. Employee shall participate in all of Employer’s fringe benefit programs in substantially the same manner and to substantially the same extent as other similar employees of Employer, excluding only those benefits expressly modified by the terms hereof.
     4.8. Expenses. Employee shall be reimbursed for his reasonable business expenses; subject to the presentation of evidence of such expenses in accordance with established policies adopted by Employer from time to time.
     4.9. Compensation From Other Sources. Any proceeds that Employee shall receive by virtue of qualifying for disability insurance, disability benefits, or health or accident insurance shall belong to Employee. Employee shall not be paid Base Salary in any period in which he receives benefits as determined and paid under Employer’s long-term disability policy. Benefits paid to Employee under Employer’s short-term disability policy shall reduce, by the same amount, Base Salary payable to Employee for such period.
5. Early Termination. Employee’s employment with Employer may be terminated prior to the expiration of the term of this Agreement, upon any of the following events: (i) the mutual agreement of Employer and Employee in writing; (ii) the disability of Employee, which shall, for the purposes of this Agreement, mean Employee’s inability, for a period exceeding three (3) months as determined by a qualified physician, and which qualifies Employee for benefits under Employer’s long-term disability policy, to perform in the usual manner the material duties usually and customarily pertaining to Employee’s long-term employment; (iii) Employee’s death; (iv) notice of termination by Employer for cause; (v) Employer’s cessation of business; (vi) written notice of termination by Employer without cause upon fourteen (14) days’ notice, subject to the provisions for compensation upon early termination in section 5.3(b); (vii) debarment by any federal agency that would limit or prohibit Employee from serving in his capacity for Employer under this Agreement, or (viii) upon a Change in Control (as defined below) of Employer (as defined in and under the circumstances described in section 5.4).

     5.1. Definition of Cause. For purposes of this Agreement, any of the following shall constitute cause: (i) willful or habitual breach of Employee’s duties; (ii) fraud or intentional material misrepresentation by Employee to Employer or any others; (iii) theft or conversion by Employee; (iv) unauthorized disclosure or other use of Employer’s trade secrets, customer lists or confidential information; (v) habitual misuse of alcohol or any nonprescribed drug or intoxicant; (vi) debarment by any federal agency that would limit or prohibit Employee from serving in his capacity for Employer under this Agreement, or (vii) willful violation of any other standards of conduct as set forth in Employer’s employee manual.
     5.2. Damages. If Employer terminates Employee for cause, Employer shall be entitled to damages and all other remedies to which Employer may otherwise be entitled.
     5.3. Compensation Upon Early Termination.
(a)	If Employee resigns during the term of this Agreement (without mutual consent of Employer), or if this Agreement is terminated by Employer for cause, Employee shall be entitled to all accrued but unpaid Base Salary and vacation pay accrued through the date of delivery of the notice of termination, and all non-vested options shall be deemed canceled as of that date.

(b)	If Employee is terminated without cause, as defined in subsection (i) through (vii) of section 5 above, Employer shall pay to Employee as liquidated damages and in lieu of any and all other claims which Employee may have against Employer the greater of six (6) months of Employee’s salary excluding any amounts for benefits. Employer’s payment pursuant to this subparagraph shall fully and completely discharge any and all obligations of Employer to Employee arising out of or related to this Agreement and shall constitute liquidated damages in lieu of any and all claims which Employee may have against Employer not including any obligation under the workers’ compensation laws including Employer’s liability provisions.
     Initials:                Employee /s/                                     Employer /s/
(c)	If Employee’s employment is terminated as a result of death or total disability, Employee shall be entitled to accrued but unpaid Base Salary to date of termination. The date of termination shall be deemed the date of death or, in the event of disability, the date Employee qualified for total disability payments under Employer’s long-term disability plan.

(d)	If Employee’s employment is terminated as a result of a Change in Control of Employer, Employee shall be entitled to a lump-sum payment equal to three times Employee’s Base Salary at the time. A “Change in Control” shall mean an event involving one transaction or a related series of transactions in which one of the following occurs: (i) Employer issues securities equal to 33% or more of Employer’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership or other entity, including a “group” within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934; (ii) Employer issues securities equal to 33% or more of the issued and outstanding common stock of Employer in connection with a merger, consolidation or other business combination; (iii) Employer is acquired in a merger or other business combination transaction in which Employer is not the surviving company; or (iv) all or substantially all of Employer’s assets are sold or transferred.

(e)	Except as expressly provided in paragraph (d) above, all compensation described in this section 5.3 shall be due and payable in installments at least twice monthly or at the time of the delivery of notice of termination, at Employer’s sole discretion and election.
6. Confidential Information of Customers of Employer. Employee during the course of his duties will be handling financial, accounting, statistical, marketing and personnel information of customers of Employer. All such information is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the term of this Agreement or at any time thereafter except as required in the course of Employee’s employment with Employer.
7. Unfair Competition. During the term of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is competitive in any way with Employer’s business. The obligation of Employee not to compete with Employer shall not prohibit Employee from owning or purchasing any corporate securities that are regularly traded on a recognized stock exchange or on over-the-counter market. In order to protect the trade secrets of Employer, after the term, or upon earlier termination of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultants, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of Employer for a period of one (1) year from the date of the expiration of this Agreement in the areas related to blood processing equipment or procedures.
8. Trade Secrets. Employee shall not disclose to any others, or take or use for Employee’s own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Employer’s trade secrets, including without limitation, confidential information, customer lists, computer programs or computer software of Employer. Employee agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in Employer’s possession and (ii) trade secrets conceived, originated, discovered or developed by Employee during the term of this Agreement. Information of Employer shall not be considered a trade secret if it is lawfully known outside of Employer by anyone who does not have a duty to keep such information confidential.
     8.1 Inventions; Ownership Rights. Employee agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, prototypes and similar developments (“Developments”) developed, created, discovered, made, written or obtained by Employee in the course of or as a result, directly or indirectly, of performance of his duties hereunder, and all related industrial property, copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the property of Employer. Employee agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by Employer to enable Employer to protect its rights to any such Developments. If Employer requires Employee’s assistance under this section 8.1 after termination of this Agreement, Employee shall be compensated for his time actually spent in providing such assistance at an hourly rate equivalent to the prevailing rate for such services and as agreed upon by the parties.
9. Arbitration. Any disputes regarding the rights or obligations of the parties under this Agreement shall be conclusively determined by binding arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
10. Actions Contrary to Law. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.
11. Miscellaneous.
     11.1. Notices. All notices and demands of every kind shall be personally delivered or sent by first class mail to the parties at the addresses appearing below or at such other addresses as either party may designate in writing, delivered or mailed in accordance with the terms of this Agreement. Any such notice or demand shall be effective immediately upon personal delivery or three (3) days after deposit in the United States mail, as the case may be.

EMPLOYER:	THERMOGENESIS CORP.
2711 Citrus Road
Rancho Cordova, California 95742

EMPLOYEE:	Christopher M. Gemma
8580 Bordeaux Way
Fair Oaks, CA 95628
     11.2. Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.
     11.3. Choice of Law, Jurisdiction, Venue. This Agreement is drafted to be effective in the State of California, and shall be construed in accordance with California law. The exclusive jurisdiction and venue of any legal action by either party under this Agreement shall be the County of Sacramento, California.
     11.4. Amendment, Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Employee and Employer. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by Employer. Failure of either Employer or Employee to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.
     11.5. Assignment; Succession. It is hereby agreed that Employee’s rights and obligations under this Agreement are personal and not assignable. This Agreement contains the entire agreement and understanding between the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.
     11.6. Independent Covenants. All provisions herein concerning unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and egregious.
     11.7. Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.
     11.8. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.
     11.9. Captions. All captions of sections and paragraphs in this Agreement are for reference only and shall not be considered in construing this Agreement.

EMPLOYER:

THERMOGENESIS CORP.

By:	/s/ Kevin M. Simpson
Kevin M. Simpson,
President & Chief Operating Officer

By:	/s/ Hubert Huckel
Hubert Huckel, MD, Chairman, Compensation Committee

EMPLOYEE:

By:	/s/ Christopher M. Gemma
Christopher M. Gemma, an individual

EXHIBIT “A”
EMPLOYEE POSITION DESCRIPTION
Position Summary
The Vice President of Sales will be responsible for running the day-to-day operations of the sales organization, inclusive of directing the efforts of all of the sales efforts globally. Of particular importance will be this individual’s ability to be diligent in understanding sales processes, putting together sales plans, both strategic and tactical and holding himself/herself and the account executives accountable for the company meeting its revenue goals.
Relationships
Reports to: President and Chief Operating Officer

Manages: All sales executives and sales support people
Major Responsibilities
•	Assures that the company meets or exceeds its revenue milestones.

•	Drives the development and implementation of the corporate sales plan, meeting all monthly and quarterly budgets, cash flow goals and other financial/revenue plans.

•	Keeps acute focus of the entire sales team on their monthly, quarterly and annual revenue and profit goals.

•	Devises and implements a sales strategy to drive the sale of all products and services which will meet or exceed the revenues and margins approved through the corporate business plan.

•	Ensures, through the sales organization, that pre- and post-sales support of all of the company’s products will drive near term sales as well as sustained, long-term growth through its current and future customers.

•	Will hold ultimate accountability for all of the proper staffing for all external and internal corporate sales functions and events.

•	Will work closely with the engineering, development, marketing and finance organizations to assure that there are “linked” goals within each organization and that the sales group does not operate as an island.

•	Helps to ensure that all of ThermoGenesis’ products are OSHA compliant and are compliant with all safety codes (UL, CSA, etc.), ISO 9000 and IEN 46000 as part of the senior executive management team.

•	Drives the development of a sales reporting and forecasting system to assure accurate reporting and timely distribution of sales opportunity information to all appropriate individuals and entities.

•	Makes certain that a market-leading sales development process is in place to produce sustainable revenue generation and to enhance ThermoGenesis’ market leadership position in current and future markets.
Ideal Experience
•	Has accrued a minimum of 5-10 years experience in executive sales management in the sale of FDA Class II or III medical devices and disposables.

•	Significant experience in the hiring and management of effective, successful sales organizations.

•	Is a strategist, knowing and understanding how to analyze business problems; then devising, adopting implementing and managing the appropriate tactical solutions which drive the sales strategy.

•	Has earned a reputation for hiring and retaining first class talent and maintaining corporate discipline.

•	Has proven and verifiable leadership skills, leading as much by example and charisma as through title and position.

•	Is experienced in dealing with the FDA and has the ability to “sell” ideas, concepts and technology.

•	Has exceptional written, verbal and presentation skills along with the ability to communicate with a technically competent and knowledgeable medical community.
Ideal Personal Profile
•	An undergraduate degree in business administration with an advanced degree in engineering, marketing or one of the medical disciplines is highly recommended.

•	Is well versed and experienced in “sales margin” management.

•	Is personable and charismatic, with a keen understanding of what is necessary to set realistic, but stretched, goals. Will always meet agreed upon milestones.

•	Has experience in both large companies (knows and understands the process) and small companies (exercises an entrepreneurial spirit).

•	Must be a “take charge” person with a “make it happen” attitude.

•	Must understand “field trials,” how to staff appropriately and provide the “right” people with the “right” training to assure the trial’s success.

•	Must be a “quick study” and be able to grasp complex technical and medical concepts and solutions.

•	Possesses strong written and oral communication skills.

•	Has a record of consistent corporate and personal growth and performance as related to the companies’ sales teams he/she has led.

•	Should be a visible personality in his/her field of expertise.